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                   DWS RREEF WORLD REAL ESTATE PLUS FUND, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

         DWS RREEF World Real Estate Plus Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to amend and restate its charter as currently in effect pursuant to these Articles of Amendment and Restatement. These Articles of Amendment and Restatement set forth every charter provision currently in effect.

         SECOND: The charter of the Corporation is hereby amended by striking in their entirety Articles FIRST through NINTH, inclusive, and by substituting in lieu thereof the following:

                                    ARTICLE I

                                      NAME

         The name of the corporation is DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (the "Corporation").

                                   ARTICLE II

                               PURPOSES AND POWERS

         (1) The Corporation is formed for the following purposes:

         (a) To conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (together with the regulations promulgated under such act, the "1940 Act").

         (b) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

         (c) To issue and sell shares of its stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereinafter be permitted by law.

         (d) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

         The Corporation shall have all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law (the "MGCL")

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now or hereinafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

         (2) Under normal market conditions, the Corporation shall invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity and debt securities issued by real estate companies (the "80% Policy"). For purposes of this paragraph (2) of Article II, an entity shall be considered a real estate company if, in the opinion of the Corporation's investment adviser or a subadviser, at least 50% of its revenues or at least 50% of the market value of the entity's assets at the time the security is purchased are attributed to the ownership, construction, financing, management or sale of real estate or such other activities that are primarily related to real estate, as reasonably determined by the Board of Directors from time to time.

                                   ARTICLE III

                       PRINCIPAL OFFICE AND RESIDENT AGENT

         The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and post office address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

                                   ARTICLE IV

                                      STOCK

         (1) The Corporation has authority to issue 100,000,000 shares of stock, initially consisting of 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"). The aggregate par value of all authorized shares of stock having par value is $1,000,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article IV, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

         (2) The Board of Directors, without the assent or vote of the stockholders, shall have the power to authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such


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restrictions or limitations, if any, as may be set forth in the charter (the
"Charter") or the By-Laws of the Corporation.

         (3) The Corporation may issue fractional shares. Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. A fractional share shall not, however, carry the right to receive a certificate evidencing it.

         (4) Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

         (5) The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of stock, including preferred stock ("Preferred Stock").

         (6) Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this paragraph may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other document filed with the SDAT.

         (7) Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, except as otherwise provided in the Charter.

         (8) Except as otherwise provided in the By-Laws of the Corporation, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.


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         (9) The Board of Directors, with the approval of a majority of the entire Board of Directors, but without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

         (10) The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class or series) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class or series on such a matter shall constitute a quorum.

         (11) No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

         (12) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the By-Laws of the Corporation, as from time to time amended.

         (13) No holder of stock of the Corporation by virtue of being such a holder shall have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation's stock or any other security that the Corporation may issue or sell other than a right that the Board of Directors in its discretion may determine to grant.

                                    ARTICLE V

                               BOARD OF DIRECTORS

         (1) The number of directors constituting the Board of Directors shall initially be one (1). The number of directors may be changed only by the Board of Directors pursuant to the By-Laws, except that the number shall in no event be less than the minimum number required under the MGCL. The name of each director who shall act until his or her successor is elected and qualifies are:
Henry P. Becton, Jr., Dawn-Marie Driscoll, Keith Fox, Kenneth C. Froewiss, Martin J. Gruber, Richard J. Herring, Graham E. Jones, Rebecca W. Rimel, Philip Saunders, Axel Schwarzer, William N. Searcy, Jean Gleason Stromberg and Carl Vogt.


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

         (2) The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, subject to any applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

         (3) On the first date on which the Corporation shall have more than one
(1) director, the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

         (4) Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

         (5) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors:

         (i) Shall have the exclusive power to adopt, alter or repeal any provision of the By-Laws of the Corporation and to make new By-Laws.

         (ii) Is authorized from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors. A stockholder that is otherwise eligible under applicable law to inspect any


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

specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

         (iii) Is authorized, without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

         (iv) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, the Charter and the By-Laws of the Corporation.

         (6) Any determination as to any of the following matters, made in good faith and in accordance with or consistent with the Charter by or pursuant to the direction of the Board of Directors and in the absence of actual receipt of an improper benefit in money, property or services established by a court shall be final and conclusive and shall be binding upon the Corporation and every past, present or future holder of its stock: the amount of assets, obligations or liabilities of the Corporation; the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends; the amount of any reserves or charges set up and the propriety thereof; the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged); the value of any security owned by the Corporation; the determination of the net asset value of shares of any class or series of the Corporation's stock; any other matters relating to the issuance, sale or other acquisition or disposition of securities or shares of stock of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or the By-Laws to be determined by the Board of Directors.

Notwithstanding any provision to the contrary contained in the Charter, no provision of the Charter shall be effective to (i) require a waiver of compliance with any provision of the Securities Act of 1933, as amended (the "1933 Act"), or the 1940 Act, or of any valid rule, regulation or order of the Securities and Exchange Commission under those acts or (ii) protect or purport to protect any Director or officer of the Corporation against any liability to the Corporation or its security holders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

                                   ARTICLE VI

                              CERTAIN TRANSACTIONS



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         (1) Except as otherwise provided in this Article VI, at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, each voting as a separate class, and, in the case of a Business Combination (as defined below), 66 2/3% of the votes entitled to be cast thereon by the stockholders of the Corporation other than votes entitled to be cast by an Interested Party who is (or whose Affiliate or Associate (each as defined below) is) a party to the Business Combination (as defined below) or an Affiliate or Associate of the Interested Party, in addition to the affirmative vote of at least eighty percent (80%) of the entire Board of Directors, shall be necessary to effect any of the following actions:

         (i) Any amendment to the Charter to make the Corporation's Common Stock a "redeemable security" or to convert the Corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the 1940 Act) or any amendment to paragraph (1) of Article II, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least eighty percent (80%) of such Directors, approve such amendment in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such actions unless otherwise provided in the Charter;

         (ii) Any stockholder proposal as to (A) specific investment decisions made or to be made with respect to the Corporation's assets; (B) the investment objectives of the Fund; or (C) the 80% Policy;

         (iii) Any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to the Charter to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least eighty percent (80%) of such Directors, approve such proposal in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such actions unless otherwise provided in the Charter; or

         (iv) Any Business Combination (as hereinafter defined) unless either
(x) the conditions in clauses (A) and, if applicable, (G) below are satisfied, or (y) all of the conditions in clauses (B), (C), (D), (E), (F) and, if applicable, (G) below are satisfied, in which case paragraph (3) below shall apply:

                  (A) The Business Combination shall have been approved by a vote of at least eighty percent (80%) of the Continuing Directors.

                  (B) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of any class of outstanding Voting Stock (as hereinafter defined) in such Business Combination shall be at least equal to the higher of the following:

                           (x) the highest per share price (including any
brokerage commissions, transfer taxes and soliciting dealers' fees) paid by an Interested Party (as


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hereinafter defined) for any shares of such Voting Stock
acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (bb)(i) in the Threshold Transaction (as hereinafter defined), or (ii) in any period between the Threshold Transaction and the consummation of the Business Combination, whichever is higher; and

                           (y) the net asset value per share of such Voting
Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher.

                  (C) The consideration to be received by holders of the particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                  (D) After the occurrence of the Threshold Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

                  (E) After the occurrence of the Threshold Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "1934 Act") and the 1940 Act, and the rules and regulations thereunder (or any subsequent provisions replacing such acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party's expense, to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such acts or subsequent provisions).

                  (G) In the case of a Business Combination described in subparagraph (2)(i)(A), or described in subparagraph (2)(i)(B) and involving the disposition of all or substantially all of the assets of the Corporation in one transaction or a series of transactions, where holders of the shares of the Corporation become holders of interests in another Person, such other Person shall have a policy of investing at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in securities


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issued by "real estate companies" (as defined in paragraph (2) of Article II)
which policy may not be changed unless approved by at least eighty percent (80%) of the votes of the Person's common equity and holders of any other class of securities, each voting as a separate class.

         (2) For the purposes of this Article:

         (i) "Business Combination" shall mean any of the transactions described or referred to in any one or more of the following subparagraphs:

                  (A) any merger, consolidation or share exchange of the Corporation with or into any other Person;

                  (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12-month period) to or with any other Person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation (including pledges of portfolio securities in connection with borrowings) effected in the ordinary course of the Corporation's business; and

                  (C) the issuance or transfer by the Corporation (in one transaction or a series of transactions in any 12-month period) of any securities of the Corporation to any other Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (v) issuances or transfers of debt securities of the Corporation, (w) sales of any securities of the Corporation in connection with a public offering or private placement thereof, (x) issuances of any securities of the Corporation pursuant to a dividend reinvestment plan and/or cash purchase plan adopted by the Corporation, (y) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation and (z) portfolio transactions effected by the Corporation in the ordinary course of business.

         (ii) "Continuing Director" means any member of the Board of Directors of the Corporation who (A) is not an Interested Party or an Affiliate or an Associate (as these terms are defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months (or since the Corporation's initial public offering, if that period is less than 12 months), or (B) is a successor of a Continuing Director who is not an Interested Party or an Affiliate or an Associate of an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors; or (C) is elected to the Board of Directors to be a Continuing Director by a majority of the Continuing Directors then on the Board of Directors and who is not an Interested Party or an Affiliate or Associate of an Interested Party.

         (iii) "Interested Party" shall mean any Person, other than an investment company advised by the Corporation's initial investment manager (or the successor to


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that manager through reorganization, merger, acquisition or otherwise of the manager or its successor) or any of its (or the successor's) Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation or which individually or together with any other Persons beneficially owns or is deemed to own, directly or indirectly, more than 5 percent of any class of the Corporation's securities (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations thereunder).

         (iv) "Person" shall mean an individual, a corporation, a trust, a partnership, a limited liability company or any other entity or organization.

         (v) "Voting Stock" shall mean stock of the Corporation entitled to vote generally in the election of directors.

         (vi) A Person shall be a "beneficial owner" of any Voting Stock:

                  (A) which such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                  (B) which such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options; or

                  (C) which is beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         (vii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act; provided that the term "Affiliate" shall also include any person who, at or prior to the time of election to the Board of Directors, had expressed support in writing of any proposals of an Interested Party for which stockholder approval would be required (for purposes of consideration of these proposals only).

         (viii) "Fair Market Value" means:

                  (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, unless the stock is on the NASDAQ Capital Market, in which case the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the relevant date or if no such quotations are available, the fair market value on the relevant date of the share of such stock as determined by at least eighty percent (80%) of the Continuing Directors in good faith, and



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                  (B) in the case of property other than cash or stock, the fair market value of such property on the relevant date as determined by at least eighty percent (80%) of the Continuing Directors in good faith.

         (ix) "Threshold Transaction" means the transaction by or as a result of which an Interested Party first becomes the beneficial owner of Voting Stock.

         (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (1)(iv)(B) above shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         (xi) Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) the number of shares of Voting Stock beneficially owned by any Person, (b) whether a Person is an Affiliate or Associate of another, (c) whether the requirements of subparagraph (1)(iv) above have been met with respect to any Business Combination, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

         (3) If any Business Combination described in subparagraph (2)(i)(A) or
(B) (if the transfer or other disposition is one with respect to which a stockholder vote is required under Maryland law) is (x) approved by a vote of eighty percent (80%) of the Continuing Directors and, if applicable, the condition in subparagraph (1)(iv)(G) is satisfied or (y) all of the conditions in subparagraph (1)(iv)(B), (C), (D), (E), (F) and, if applicable, (G) are satisfied, a majority of the votes entitled to be cast by stockholders shall be required to approve such transaction. If any other Business Combination is approved by a vote of eighty percent (80%) of the Continuing Directors or all of the conditions in subparagraph (1)(iv)(B), (C), (D), (E), (F) and, if applicable, (G) are satisfied, no stockholder vote shall be required to approve such transaction unless otherwise provided in the Charter or required by law.

                                   ARTICLE VII

                    LIMITATIONS ON LIABILITY; INDEMNIFICATION

         (1) To the maximum extent that limitations on the liability of directors and officers are permitted by Maryland law in effect from time to time, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.



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         (2) The Corporation shall have the power, to the maximum extent permitted by Maryland law, the 1933 Act and the 1940 Act, as such statutes are in effect from time to time, to obligate itself to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current or former director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, partner, manager, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise, against judgments, penalties, fines, excise taxes, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding. In addition, the Corporation shall have the power, to the maximum extent permitted by Maryland law, the 1933 Act, and the 1940 Act, as such statutes are in effect from time to time, to advance expenses to its currently acting and its former directors and officers. The Board of Directors may by bylaw, resolution or agreement make further provision for indemnification and advancement of expenses of directors, officers, employees and agents to the fullest extent permitted by Maryland law.

         (3) No provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

         (4) Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or By-Laws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding paragraphs of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE VIII

                                   AMENDMENTS

         (1) The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Charter, of any outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

         (2) Notwithstanding paragraph (1) of this Article VIII or any other provision of the Charter, no amendment to the Charter of the Corporation shall amend, alter, change or repeal any of the provisions of Articles V, VI or VIII unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote


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

of at least eighty percent (80%) of the votes entitled to be cast by holders of the Corporation's Common Stock and Preferred Stock, each voting as a separate class, unless, in the case of Articles V, VI (other than subparagraph (1)(ii), the introductory language of subparagraph (1)(iv), subparagraphs (1)(iv)(A) and
(G), subparagraph (2)(i)(A), (B) and (C) and paragraph (3)) or VIII (other than this paragraph (2)), such action previously has been approved, adopted or authorized by the affirmative vote of at least eighty percent (80%) of the total number of Continuing Directors, in which case the affirmative vote of at least a majority of the votes entitled to be cast by holders of the Corporation's Common Stock and Preferred Stock, each voting as a separate class, shall be required to approve, adopt, or authorize such an amendment. Further, notwithstanding paragraph (1) of this Article VIII or any other provision of the Charter, no amendment to the Charter of the Corporation shall amend, alter, change or repeal paragraph (2) of Article II, any of the following provisions of Article VI: subparagraph (1)(ii), the introductory language of subparagraph (1)(iv), subparagraphs (1)(iv)(A) and (G), subparagraphs (2)(i)(A), (B) and (C) and paragraph (3), or this paragraph 2 of Article VIII unless (i) such action previously has been approved, adopted or authorized by the affirmative vote of at least eighty percent (80%) of the total number of Continuing Directors and
(ii) the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by holders of the Corporation's Common Stock and Preferred Stock, each voting as a separate class. For the avoidance of doubt, it is intended that this Charter not be amended in a manner that would, directly or indirectly, result in a change to the Corporation's operation in accord with the 80% Policy, unless approved by 80% of the Continuing Directors and the requisite supermajority and class vote of stockholders and that the Corporation be precluded from entering into a Business Combination that would result in stockholders of the Corporation being beneficial owners of interests in a Person that does not operate in accordance with the Corporation's 80% Policy, unless the Business Combination has been approved by 80% of the Continuing Directors and the requisite supermajority and class vote of stockholders of the Corporation.

         THIRD: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and By-Laws of the Corporation and the MGCL, approved the foregoing amendment and restatement of the Charter of the Corporation. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

         FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

         FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V, paragraph 1 of the foregoing amendment and restatement of the Charter.



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         SEVENTH: These Articles of Amendment and Restatement do not change the authorized capital stock of the Corporation or the aggregate par value of all of the capital stock of the Corporation.


                      [SIGNATURE PAGE FOLLOWS ON NEXT PAGE]



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         IN WITNESS WHEREOF, DWS RREEF World Real Estate Plus Fund, Inc. has
caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 25th day of May, 2007, and its President acknowledges that these Articles of Amendment and Restatement are the act of DWS RREEF World Real Estate Plus Fund, Inc. and he/she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his/her knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:                                   DWS RREEF World Real Estate Plus Fund,
                                          Inc.


/s/John Millette                          By: /s/ Michael G. Clark
------------------------                      ------------------------
John Millette, Secretary                      Michael Clark, President




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